Exhibit 10.10

JANUS HENDERSON GROUP PLC

FOURTH AMENDED AND RESTATED DIRECTOR DEFERRED FEE PLAN

(effective May 30, 2017)

ARTICLE I - INTRODUCTION

The name of the plan is the Janus Henderson Group plc Fourth Amended and Restated Director Deferred Fee Plan (as may be amended from time to time, the “Plan”). Janus Capital Group Inc. (“JCG”) has established the Plan to permit eligible members of the Board (as defined below) to defer their fees and certain stock awards made under its director compensation programs. The Plan was originally adopted June 12, 2000, was subsequently amended and restated on May 12, 2004, January 1, 2005 and January 22, 2008, and was subsequently amended on October 20, 2008, December 19, 2013, and December 12, 2016.

On October 3, 2016, JCG entered into an Agreement and Plan of Merger (the “Merger Agreement”) by among JCG, Henderson Group plc (the “Company” or “Henderson”) and Horizon Orbit Corp., pursuant to which, among other things, as of the Effective Time (as defined in the Merger Agreement), Horizon Orbit Corp. will merge with and into JCG, with JCG being the surviving corporation and a wholly-owned subsidiary of Henderson (the “Merger”). Pursuant to the Merger Agreement, as of the Effective Time, (i) Henderson shall change its name to “Janus Henderson Group plc” and shall list its ordinary shares on the New York Stock Exchange, and (ii) Henderson has elected to assume sponsorship of the Plan, to be amended and restated as set forth herein, effective as of the Effective Time and contingent on the consummation of the Merger.

This document, which is a complete restatement of the Plan, is effective as of May 30, 2017 (the “Effective Date”), provided, however, the Plan as amended and restated herein is contingent on the consummation of the Merger, and shall automatically terminate and be of no force and effect (with the Plan as in effect as of immediately prior to the Effective Time remaining in full force and effect) upon the termination of the Merger Agreement.

This document sets forth the terms of the Plan for applicable deferrals, specifying the group of Directors of the Company’s board of directors who are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.

The Plan shall be unfunded and unsecured, and amounts deferred by an Eligible Director are an obligation of the Company.

ARTICLE II - DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01                       Account:

The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral of Monetary Fees or Stock Fees under Section 4.02. The Plan Administrator may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping; provided, that a Monetary Fee Subaccount may not be combined with a Stock Fee Subaccount and a Stock Fee Subaccount may not be combined with a Monetary Fee Subaccount. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02                       Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death. In addition, the designation must meet such other standards as the Plan Administrator shall require from time to time. If no designation is validly in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her spouse. If the Participant has no spouse or if the Participant’s spouse has predeceased the Participant, then the Participant’s Beneficiary shall be his or her children (paid on a per stirpes basis). If the Participant has no children or if the Participant’s children have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.03                       Board:

The Board of Directors of the Company.

2.04                       Change in Ownership:

A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Reg. 1.409A-3(i)(5).

2.05                       Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.06                       Company:

The term, Company, shall have the meaning given to it in Article I, and shall include its permitted successors and assigns.

2.07                       Compensation:

With respect to a Participant, for any period the sum of such Participant’s Monetary Fees and the Stock Fees; provided, however, that no such amount shall be treated as Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.08                       Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Monetary Fees and Stock Fees, respectively, and earnings or losses credited to such subaccount in accordance with Article V. Each Deferral Subaccount shall be classified as either a Monetary Fee Subaccount or a Stock Fee Subaccount.

2.09                       Disability:

A Participant shall be considered to suffer from a Disability if, in the judgment of the Plan Administrator, the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.10                       Distribution Date:

Distribution Date, shall have the same meaning as Valuation Date; provided, however, if the Valuation Date is more frequent than once per month, the Distribution Date shall mean the first day of each month.

2.11                       Dividend Equivalent:

The amount provided to reflect the cash, Stock or other property dividends paid on actual shares of Stock. The amount and character of the Dividend Equivalent shall be determined by the Plan Administrator, to the extent possible, based on the dividends the Participant’s Stock Fee Subaccount would receive if it held actual shares equal in number to the phantom units existing in the Participant’s Stock Fee Subaccount on the record date of the actual dividend.

2.12                       Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Monetary Fees and Stock Fees to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may adopt such technologies, including voice response systems, emails, electronic forms and internet or intranet sites, as it deems appropriate from time to time.

2.13                       Eligible Director:

The term, Eligible Director, shall have the meaning given to it in Section 3.01(b).

2.14                       ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15                       Fair Market Value:

The term, Fair Market Value, shall have the meaning given to it in the Long-Term Incentive Plan.

2.16                       Key Employee:

Any Eligible Director or former Eligible Director who, as of December 31st of the Plan Year preceding the Plan Year in which the Director incurs a Separation from Service, is: (a) an officer of the Company that maintains a “Vice President” or higher office (or equivalent designation) as defined by the Human Resources Department of the Company; (b) a 5-percent owner of the Company; (c) a 1-percent owner of the Company having annual compensation of more than $150,000; or (d) otherwise a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code.

2.17                       Long-Term Incentive Plan:

The Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Plan, as may be amended from time to time, or any successor plan that is recognized by the Plan Administrator as eligible for deferral for purposes of this Plan.

2.18                       Monetary Fees:

Direct monetary remuneration, determined in U.S. dollars, paid to the Eligible Director by the Company, provided, however, that no such amount shall be treated as Monetary Fees if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code. Monetary Fees shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board, and shall be reduced for any amounts that the Plan Administrator recognizes as reducing the amount of Monetary Fees available for deferral. Monetary Fees shall not include the amount of any reimbursement by the Company for expenses incurred by the Eligible Director in the discharge of his or her duties as a member of the Board.

2.19                       Monetary Fee Subaccount:

The one or more Deferral Subaccounts that track the Participant’s deferrals of Monetary Fees and the earnings and losses applicable thereto.

2.20                       Participant:

Any Eligible Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.21                       Plan:

The term, Plan, shall have the meaning given to it in Article I.

2.22                       Plan Administrator:

The term, Plan Administrator, means the Plan Committee or its permitted delegates.

2.23                       Plan Committee:

The Board or a committee appointed by the Board to administer the Plan. The Plan Committee shall consist of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in securities (including derivative securities) of the Company pursuant to the Plan to satisfy such conditions of Rule 16b-3 of the Exchange Act as then in effect. The Board or the Plan Committee may appoint and delegate to another committee consisting of one or more persons any or all of the authority of the Board or the Plan Committee, as applicable, with respect to Accounts, other than to Participants who are subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time any such delegated authority is exercised.

2.24                       Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.25                       Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.26                       Separation from Service:

A Participant’s separation from service with the Company and all other Company subsidiaries and affiliates, which meets the requirements of Section 409A(a)(2)(A)(i).

2.27                       Stock:

The Company’s ordinary shares, $1.50 par value per share.

2.28                       Stock Fees:

Restricted Stock awarded to an Eligible Director pursuant to the Long Term Incentive Plan; provided, however, that no such amount shall be treated as Stock Fees if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.29                       Stock Fee Subaccount:

The one or more Deferral Subaccounts that track the Participant’s deferrals of Stock Fees and the earnings and losses applicable thereto.

2.30                       Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from: (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant; (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii).

2.31                       Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Effective Date, the Valuation Dates are March 31, June 30, September 30 and December 31. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01                       Eligibility to Participate.

(a)                                 Only Eligible Directors, as defined below, shall be eligible to make an initial deferral of compensation under this Plan. During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.

(b)                                An Eligible Director shall mean any individual who is currently a member of the Board and who is not currently an employee of the Company or one of its affiliates, as determined by the Plan Administrator.

(c)                                 Each Eligible Director becomes an active Participant on the date an amount is first withheld from his or her Compensation pursuant to an Election Form submitted by the Eligible Director to the delegate of the Plan Administrator in accordance with Section 4.01.

3.02                       Termination of Eligibility to Defer.  A Participant’s eligibility to make future deferrals under Section 4.01 shall terminate upon the date he or she ceases to be an Eligible Director. After termination of an individual’s eligibility to make deferrals under the Plan and until termination of participation in accordance with Section 3.03, the individual shall be an inactive Participant in this Plan.

3.03                       Termination of Participation.  An individual, who is a Participant (whether active or inactive) under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV - DEFERRAL OF COMPENSATION

4.01                       Deferral Elections.

(a)                                 Each Eligible Director may make an election to defer under the Plan any whole percentage of his or her Monetary Fees (up to 100%) in the manner described in Section 4.02. Any percentage of Monetary Fees deferred by an Eligible Director for a Plan Year shall be deducted in each payment period during the Plan Year for which he or she has Monetary Fees and is an Eligible Director. In addition, each Eligible Director may make an election to defer under the Plan any whole number of shares included in his or her Stock Fees (up to the entire award). Any portion of Stock Fees elected for deferral by an Eligible Director for a Plan Year shall reduce the shares of Stock Fees otherwise payable to the Eligible Director and shall be deemed deferred at the time these Stock Fees would otherwise be issued to the Director, provided he or she remains an Eligible Director at such time.

(b)                                Notwithstanding subsection (a) above, the Plan Administrator in its discretion may implement rules and procedures from time to time that allow Eligible Directors to (1) to elect to defer Monetary Fees and/or Stock Fees using other measures, such as deferring Monetary Fees in whole dollar amounts and Stock Fees in percentages, or (2) to specify a dollar maximum that would limit their deferral elections of Monetary Fees and/or Stock Fees.

(c)                                 To be effective, an Eligible Director’s Election Form must set forth (i) the portion of Monetary Fees and/or Stock Fees to be deferred in accordance with subsection (a) above (or based on an alternative measure in accordance with subsection (b)), (ii) in the case of deferrals of Monetary Fees, the initial phantom investment option or options under Section 5.02 to which the will be credited initially, (iii) the Eligible Director’s Beneficiary designation (in accordance with Section 4.02(e)), and (iv) any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form may, but is not required to, include a form of payment election as provided by Section 4.03 below. All Election Forms must also meet the requirements of Section 4.02 below.

4.02                       Time and Manner of Deferral Election.

(a)                                 Deferrals of Monetary Fees. Except as set forth below, an Eligible Director must make a deferral election for a Plan Year with respect to Monetary Fees by December 31st of the Plan Year preceding the Plan Year in which the services are performed for which the Monetary Fees would otherwise be paid. An individual who newly becomes an Eligible Director (and who was not previously an Eligible Director during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)) will have 30 days from the date the individual becomes an Eligible Director to make an election with respect to compensation earned for payment periods that begin after the election is received (if this 30-day period ends later than the deadline under the preceding sentence).

(b)                                Deferrals of Stock Fees. Except as set forth below, an Eligible Director must make a deferral election for a Plan Year with respect to Stock Fees by December 31st of the Plan Year preceding the Plan Year in which the services are performed for which the Stock Fees are granted. To the extent it results in a later deferral deadline than applicable under the preceding two sentences, an individual who newly becomes an Eligible Director during a Plan Year (and who was not previously an Eligible Director during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)) may make a deferral election with respect to his or her Stock Fees that relate to services to be performed after the date of the election so long as the deferral election is made within 30 days of the date the individual becomes an Eligible Director.

(c)                                 General Provisions. A separate deferral election must be made by an Eligible Director for each category of Compensation that is eligible for deferral. If an Eligible Director fails to file a properly completed and executed Election Form with the Plan Administrator by the prescribed time, he or she will be deemed to have elected not to defer any Compensation for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted once an election has become irrevocable. Notwithstanding the preceding provisions of this Section, to the extent necessary because of circumstances beyond the control of the Eligible Director and in the interests of orderly Plan administration (or to avoid undue hardship to an Eligible Director), the Plan Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible for initial elections under Section 409A.

(d)                                Beneficiaries. To be considered complete, the first Election Form filed by a Participant shall designate the Beneficiary to receive payment, in the event of his or her death, of the amounts credited to his or her applicable Deferral Subaccounts. Any Beneficiary designation made on a subsequent Election Form or through a separate

Beneficiary designation shall apply on an aggregate basis to all of a Participant’s Deferral Subaccounts. However, a Participant’s Beneficiary designation shall only be effective if it is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and if it meets such other standards as the Plan Administrator shall require from time to time. A Beneficiary is paid in accordance with the terms of a Participant’s Election Form, as interpreted by the Plan Administrator in accordance with the terms of this Plan.

4.03                       Form of Payment Election. An Eligible Director making a deferral election of Monetary Fees and/or Stock Fees may (but is not required to) specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments for 5, 10, 15 or 20 years. Such form of payment election shall be applicable to the amounts deferred in the related Monetary Fee and/or Stock Fees deferral election. If an Eligible Director elects installment payments, the Eligible Director shall also specify on his or her Election Form whether installments should be paid quarterly, semi-annually or annually. If an Eligible Director fails to make a form of payment election for Monetary Fees and/or Stock Fees under this Section 4.03, his or her form of payment shall be as provided in Section 6.02.

4.04                       Subsequent Revisions to Form of Payment.  An Eligible Director may make an election to revise the form of payment that applies to previously deferred Monetary Fees and Stock Fees in accordance with this section. An election made under this section must be made at least 12 months prior to the date of the first scheduled payment and the election shall not be effective for 12 months after it is made. So long as a Participant qualifies under this section to change his or her form of payment, there is no limit on the number of elections that may be made under this section. Any form of payment elected under this section must be authorized and available to the Participant under the terms of Section 4.03. This section shall not apply to a Beneficiary.

ARTICLE V - INTERESTS OF PARTICIPANTS

5.01                       Accounting for Participants’ Interests. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Monetary Fees and/or Stock Fees made by the Participant under this Plan. However, the Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. A Participant’s deferral of Monetary Fees shall be credited to his or her Account as soon as practicable following the date when the compensation would have been paid or considered paid to the Participant in the absence of its deferral. A Participant’s deferral of Stock Fees shall be credited to his or her Account as soon as practicable following the date when the related stock would be issued (if the deferral occurs prior to issuance) or when the related stock is no longer issued as a result of the deferral (if the deferral occurs after issuance in accordance with Section 4.02(b)(2)). A Participant’s Account is a bookkeeping device to track the value of his or her deferrals (and the Company’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

5.02                       Phantom Investment of the Monetary Fee Subaccount.

(a)                                 Phantom Investment Options. The phantom investment options that are available under this Plan for a Participant’s Monetary Fee Subaccount shall be the Company’s retail mutual funds designated as phantom investment options under the Plan by the Plan Administrator from time to time. An amount deferred or transferred into one of these options is converted to phantom units of equivalent value by dividing such amount by the value of a unit in such fund on the date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date by multiplying the number of phantom units credited to his or her Account on such date by the value of a unit in the applicable fund on such date. The Plan Administrator may discontinue any phantom investment option with respect to some or all Monetary Fee Subaccount, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply). The addition of any new phantom investment option by the Plan Administrator shall comply with Section 409A.

(b)                                Phantom Investment Options Directions. In connection with an Eligible Director’s first deferral Election Form submitted under the Plan, the Eligible Director shall specify in one percent (1%) increments how his or her Monetary Fee deferrals are to be invested in one or more of the phantom investment options offered under this section. Thereafter, the Eligible Director (i) may specify a different investment direction that shall apply to his or her future Monetary Fee deferrals, and (ii) may reallocate the investment of his or her existing Monetary Fee Subaccount by specifying, in one percent (1%) increments, how such amounts are to be invested among the phantom investment options then offered under the Plan. The Plan Administrator may provide that such initial allocations or reallocations are to be made in a different increment specified by the Plan Administrator. A new investment direction for future Monetary Fee deferrals and a reallocation of a Participant’s existing Monetary Fee Subaccount shall be made using the investment procedures that are provided by the Plan Administrator for this purpose. This procedure may include the use of written or electronic forms, as well as the use of a voice-response system, as determined by the Plan Administrator.

(c)                                 Phantom Investment Options Reallocations. Any investment reallocation of a Participant’s existing Monetary Fee Subaccount that is permitted by subsection (b) shall be effective as of the next Valuation Date that occurs at least 30 days after the date the investment reallocation is received by the Plan Administrator. If more than one reallocation is received on a timely basis, the reallocation that the Plan Administrator determines to be the most recent shall be followed.

(d)                                Direction and Reallocation Default Rules. If the Plan Administrator possesses at any time investment directions as to the phantom investment of less than all of a Participant’s Monetary Fee Subaccount, the Participant shall be deemed to have directed that the undesignated portion of the Monetary Fee Subaccount be invested in a money market phantom investment option offered under the Plan (or if no money market investment option is offered, the investment option that most nearly resembles a money market investment option).

(e)                                 Earnings or Losses. As of each Valuation Date, a Participant’s Monetary Fee Subaccount shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Monetary Fee Subaccount had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Monetary Fee Subaccount and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.

(f)                                   Deferred Stock Units.  Notwithstanding anything to the contrary herein, unless the Plan Administrator determines otherwise in its sole discretion, Participant’s Monetary Fee Subaccount may also be invested in the following phantom investment option: Stock (each phantom Stock unit credited to the Participant’s Monetary Fee Subaccount, a “DSU”). The number of DSUs shall be determined by dividing the amount of the Monetary Fees so deferred by the Fair Market Value of a share of Stock on the date the funds are credited to the participant’s Account (which shall be credited in the same manner as set forth in Section 5.01 for Monetary Fees). The DSUs shall be credited with Dividend Equivalents in the same manner as set forth for the Stock Fee Subaccount in Section 5.03(b) (for purposes of this subsection 5.02(f), references in the definition of “Dividend Equivalents” and in Section 5.03(b) to Participant’s Stock Fee Subaccount shall instead be a reference to Participant’s Monetary Fee Subaccount). Notwithstanding subsection 5.02(e), a Participant’s DSUs shall be valued as of a Valuation Date by multiplying the number of DSUs credited to his or her Monetary Fee Subaccount on such date by the Fair Market value of a share of Stock on such date. If shares of Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of DSUs credited to the Monetary Fee Subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of Stock on the account of ownership of DSUs. Notwithstanding anything to the contrary in subsections 5.02(b) and (c), except as otherwise determined by the Plan Administrator, (i) once a portion of the Monetary Fee Subaccount is deemed invested in the DSUs, such existing portion of the Monetary Fee Subaccount (or any Dividend Equivalents related to it) may not be reallocated into another phantom investment option and (ii) Monetary Fees may only be invested in the DSUs at the time that the initial deferral election is made with respect to such amount. Notwithstanding anything to the country in Section 6.02, any portion of the Monetary Fee Subaccount invested in the DSUs, may, in the sole discretion of the Plan Administrator, be settled in Stock on a one-to-one ratio, provided any fractional stock units credited to the Participant’s Monetary Fee Subaccount shall be distributed in cash.

5.03                       Phantom Investment of Stock Fee Subaccount.

(a)                                 Phantom Investment in Stock. Deferrals held in a Stock Fee Subaccount shall be invested in phantom Company stock. Stock Fees deferred into this phantom option are converted using a one-to-one ratio to an equivalent number of phantom units of Stock. Thereafter, the value of the phantom units shall be determined from time to time under subsection (c) below.

(b)                                Dividend Equivalents. A Participant’s Stock Fee Subaccount shall also be credited with Dividend Equivalents as provided in this subsection. Dividend Equivalents paid in Stock shall be converted using a one-to-one ratio to an equivalent number of phantom units of Stock (with any fractional share being converted to a fractional unit), and thereafter shall be credited to the Participant’s Stock Fee Subaccount. Dividend Equivalents paid in cash or other property shall be converted into phantom units of Stock (or a fraction of a unit) by dividing the amount of the cash or the value of the other property by the Fair Market Value of a share of Stock on the date as of which the phantom units are to be credited to the Participant’s Stock Fee Subaccount. Thereafter, the value of the phantom units credited under this subsection shall be determined from time to time under subsection (c) below.

(c)                                 Valuation of Phantom Stock. A Participant’s interest in phantom Company stock shall be valued as of a Valuation Date by multiplying the number of phantom units credited to his or her Stock Fee Subaccount on such date by the Fair Market Value of a share of Stock on such date. If shares of Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to the Stock Fee Subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of Stock on account of an interest in this phantom investment option.

5.04                       Vesting of a Participant’s Account.  A Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. However, a Participant’s right to be paid by the Company remains subject to the claims of the general creditors of the Company.

5.05                       The transactions under the Plan are intended to be structured in accordance with the requirements of the Exchange Act, including, but not limited to the restriction imposed by Rules 16b of the Exchange Act. In furtherance of the foregoing and notwithstanding any other provision of this Plan, the Plan Administrator shall adopt such procedures and rules as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Exchange Act, the crediting of deemed shares of Stock to his/her Deferral Subaccount is deemed to be an exempt purchase for purposes of such Section 16(b) of the Exchange Act.

ARTICLE VI - DISTRIBUTIONS

6.01                       General. A Participant’s Account shall be distributed as provided in this Article. In no event shall any portion of a Participant’s Account be distributed earlier than is allowed under Section 409A.

6.02                       Distribution of Monetary Fee Subaccount Upon Separation from Service.  A Participant’s Monetary Fee Subaccount shall be distributed upon the occurrence of a Participant’s Separation from Service based on the terms and conditions of this section.

(a)                                 Distribution of Monetary Fee Subaccount. Subject to subsection (c), upon a Participant’s Separation from Service, the value of the Participant’s Monetary Fee Subaccount shall be distributed (in accordance with subsection (b)) as soon as practicable after the occurrence of the first Distribution Date that follows his or her Separation from Service (but in no event later than the later of December 31st of the year that includes such Distribution Date and 2 1/2 months following such Distribution Date).

(b)                                Form of Distribution. Subject to subsection (c), if the Participant has made a form of payment election (i.e., lump sum or installments) pursuant to Section 4.03, then distribution of the Participant’s Monetary Fee Subaccount shall be made pursuant to such form of payment election. If the Participant has not made a form of payment election or if the Participant’s election is not valid, then the Participant’s Monetary Fee Subaccount shall be distributed as follows:

(1)                                 If the total balance of the Participant’s Monetary Fee Subaccount as of the first Distribution Date next following the Separation from Service is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Participant’s Monetary Fee Subaccount shall be distributed to the Participant as a single lump sum as soon as practicable after the first Distribution Date that follows the Participant’s Separation from Service (but in no event later than the later of December 31st of the year that includes such Distribution Date and 2.5 months following such Distribution Date); or

(2)                                 If the total balance of the Participant’s Monetary Fee Subaccount as of the first Distribution Date next following the Separation from Service is more than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the participant’s Monetary Fee Subaccount shall be distributed in annual installments over a period of 5 years with the first installment being paid as soon as practicable after the first Distribution Date that follows the Participant’s Separation from Service (but in no event later than the later of December 31st of the year that includes such Distribution Date and 2.5 months following such Distribution Date).

All payments shall be made in cash, unless the Plan Administrator makes an advance determination, in its discretion, to settle deferrals in units of the mutual funds in which the Participant was invested on a phantom basis at the time such distribution is processed.

(c)                                 Special Rule for Key Employees. If the Participant is a Key Employee as of December 31st of the year prior to the year in which the Participant’s Separation from Service occurs, then no distribution may be made before the date which is 6 months after the date of the Participant’s Separation from Service (or, if earlier, the date of death of the Participant).

6.03                       Distribution of Stock Fee Subaccount Upon Separation from Service. A Participant’s Stock Fee Subaccount shall be distributed upon the occurrence of a Participant’s Separation from Service based on the terms and conditions of this section.

(a)                                 Distribution of Stock Fee Subaccount. Subject to subsection (c) below, upon a Participant’s Separation from Service, the value of the Participant’s Stock Fee Subaccount shall be distributed (in accordance with subsection (b)) as soon as practicable after the occurrence of the first Distribution Date that follows his or her Separation from Service (but in no event later than the later of December 31st of the year that includes such Distribution Date and 2.5 months following such Distribution Date).

(b)                                Form of Distribution. Subject to subsection (c) below, if the Participant has made a form of payment election (i.e., lump sum or installments) pursuant to Section 4.03, then distribution of the Participant’s Stock Fee Subaccount shall be made pursuant to such form of payment election. Such distribution shall be accomplished by converting the number of the Participant’s phantom units credited to his or her Stock Fee Subaccount into an equivalent number of shares of Stock using a one-to-one ratio. Notwithstanding the preceding, any fractional stock unit credited to the Participant’s Stock Fee Subaccount shall be distributed as cash. If the Participant has not made a form of payment election or if the Participant’s election is not valid, then the Participant’s Stock Fee Subaccount shall distributed to the Participant in one lump sum in the form of shares of Stock on the first Distribution Date following that follows his or her Separation from Service (but in no event later than the later of December 31st of the year that includes such Distribution Date and 2.5 months following such Distribution Date).

(c)                                 Special Rule for Key Employees. If the Participant is a Key Employee as of December 31st of the year prior to the year in which the Participant’s Separation from Service occurs, then no distribution may be made before the date which is 6 months after the date of the Participant’s Separation from Service (or, if earlier, the date of death of the Participant).

6.04                       Distributions on Account of Death.

Subject to the next sentence, upon a Participant’s death, his or her Beneficiary shall be paid each Deferral Subaccount still standing to the Participant’s credit under the Plan on the first Distribution Date occurring in the year after the Participant’s death, provided that the Plan Administrator has received notification of the Participant’s death. Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

6.05                       Acceleration of Payments.

Pursuant to the rules and provisions of this section, payment of one or more specific deferrals may be made earlier than specified in Sections 6.02 and 6.03.

(a)                                 Disability Payments. If the Plan Administrator determines that a Participant is suffering from a Disability, the Participant’s Account shall be distributed in a lump sum as soon as practicable after the first Distribution Date following such determination.

(b)                                Unforeseeable Emergency. If a Participant believes an Unforeseeable Emergency has occurred, the Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his or her Account. After a Participant has filed a written request pursuant to this subsection, along with all supporting material, the Plan Administrator shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the Participant meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.06                       Valuation.

In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Valuation Date preceding the distribution. In determining the value of a Participant’s remaining Monetary Fee Subaccount following an installment distribution, such installment distribution shall reduce the value of the Participant’s Monetary Fee Subaccount as of the close of the Valuation Date preceding the payment date for such installment. The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Monetary Fee Subaccount as of such preceding Valuation Date (determined without application of the preceding sentence of this section) by the remaining number of installments to be paid with respect to the Monetary Fee Subaccount.

ARTICLE VII - PLAN ADMINISTRATION

7.01                       Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder. Any such delegation shall state the scope of responsibilities being delegated.

7.02                       Action.

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.03                       Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)                                 To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)                                To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c)                                 To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)                                To authorize all disbursements by the Company pursuant to this Plan;

(e)                                 To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)                                   To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)                                To authorize its delegates to delegate to other individuals or entities from time to time the performance of any of its delegates’ duties or responsibilities hereunder;

(h)                                 To establish or to change the phantom investment options or arrangements under Article V;

(i)                                     To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)                                     Notwithstanding any other provision of this Plan, the Plan Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of Accounts or Deferral Subaccounts.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04                       Compensation, Indemnity and Liability.

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Plan Committee, and no individual acting as the delegate of the Plan Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Plan Committee and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Plan Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct.

7.05                       Taxes.

If the whole or any part of any Participant’s Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

7.06                       Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth.

ARTICLE VIII - CLAIMS PROCEDURES

8.01                       Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02                       Appeals of Denied Claims.

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator’s decision may be rendered not later than 120 days after receipt of a request for appeal.

8.03                       Special Claims Procedures for Disability Determinations.

If the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation section 2560.503-1 relating to Disability benefits, including sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX - AMENDMENT AND TERMINATION

9.01                       Amendments.

The applicable committee of the Board has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions, provided that such amendments do not cause the Plan to fail to comply with Section 409A. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the committee. All Participants and Beneficiaries shall be bound by such amendment. Without limiting the generality of the foregoing, the Plan as amended and restated as set forth herein as of the Effective Time shall not adversely impact in any way any Account of any Participant under the Plan existing prior to the Effective Time, and the Merger shall constitute a Change in Ownership with respect to any such then-existing Account.

9.02                       Termination of Plan.

The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the committee specified in Section 9.01 or through its Board, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State), provided that such termination is done in compliance with Section 409A. Termination of the Plan will be binding on all Participants and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Ownership, and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Ownership, as is permissible under Section 409A.

ARTICLE X - MISCELLANEOUS

10.01                Limitation on Participant’s Rights.

Participation in this Plan does not give any Participant the right to be retained in the service of the Company (or any right or interest in this Plan or any assets of the Company other than as herein provided). The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.

10.02                Unfunded Obligation of Company.

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of this Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other entity guarantees or shares such obligation, and no other entity shall have any liability to the Participant or his or her Beneficiary.

10.03                Other Plans.

This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Company, unless the terms of such other benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment (or it would cause this Plan or such other plan to fail to comply with Section 409A).

10.04                Receipt or Release.

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Company or the Plan Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A).

10.05                Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06                Status as a Foreign Private Issuer.

As of the Effective Date and for a certain period of time thereafter, the Company will qualify as a “foreign private issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended from time to time, and Rule 3b-4 of the Exchange Act, which permits the Company to operate the Plan under different laws, rules or regulations than those that may be expressly referenced herein. Notwithstanding any provision of the Plan to the contrary, the Plan shall only be required to be administered in compliance with applicable laws, rules and regulations.  However, the Committee, if it deems it necessary or advisable, may decide in its discretion to administer the Plan in compliance with such laws, rules and regulations as may become applicable upon the Company ceasing to qualify as a foreign private issuer.

10.07                Gender, Tense and Examples.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08                Successors and Assigns; Nonalienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.09                Facility of Payment.

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.